Exhibit 99.1

CAI International, Inc. Reports Results for the First Quarter of 2010

SAN FRANCISCO--(BUSINESS WIRE)--May 4, 2010--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading lessors of intermodal freight containers, today reported results for the first quarter of 2010.

Highlights for the first quarter of 2010 and Outlook

  CAI reported net income of $0.17 per fully diluted share during the first quarter of 2010.
  Average utilization for the first quarter of 2010 improved by 4.4% to 86.3% from the fourth quarter of 2009.
  Container demand has remained strong in the second quarter of 2010 and as of April 30, 2010 utilization increased to 92.9%.
  Lease rates on new lease outs for depot and newly manufactured equipment are increasing due to strong demand.
  CAI has ordered 32,000 TEU of equipment with manufacturers that will be mostly delivered during the second quarter of 2010.
  On March 25, 2010 CAI purchased approximately 39,000 TEU of containers from an Asian shipping line and leased back the units for up to a four-year period.
  On April 15, 2010 CAI purchased 7,100 TEU of containers from a shipping line and leased the units under a five-year lease.
  Purchased or have orders outstanding for $88 million of new and used containers in 2010.

CAI today reported net income of $3.0 million in the first quarter of 2010 as compared to net income of $4.0 million in the first quarter of 2009. Fully diluted earnings per share in the first quarter of 2010 were $0.17 with 18.0 million on average shares outstanding, as compared to a fully diluted income per share of $0.22 with 17.9 million on average shares outstanding during the first quarter of 2009.

Total revenue for the first quarter of 2010 was $15.2 million as compared to $17.6 million for the first quarter of 2009. Container rental revenue was $12.3 million as compared to $14.1 million in the first quarter of 2009. Management fee revenue was $2.2 million as compared to $2.5 million of management fee revenue reported in the first quarter of 2009. There was a gain on sale of container portfolios of $0.3 million in the first quarter of 2010, in line with the gain recorded in the first quarter of 2009. Finance lease income in the first quarter of 2010 was $0.4 million as compared to finance lease income of $0.7 million reported in the first quarter of 2009.

Masaaki (John) Nishibori, CEO of CAI, commented, “Demand for containers has continued to strengthen each month in 2010 and is reflected in the improving utilization of our container fleet. We expect that the improving utilization on our existing assets and the amounts we are spending on investments in containers will result in revenue and net income improvement in the coming quarters. This quarter we had less revenue and income associated with customer drop off charges, since customers are not returning units at the same pace as they have in prior periods. However, we expect the lack of drop off charges to have less of an impact on our financial results in the coming quarters as the number of units on lease increases and storage costs decline. Our customers continue to look to us for any available offhire equipment and are leasing units from traditionally lower demand locations, such as in the United States and Europe, with little or no incentives.

In this quarter, we purchased 39,000 TEU from one of the top tier Asian carriers. The units we purchased were manufactured between 1997 and 2000 and the units are leased to the same shipping line for up to four years. We purchased the units for prices that we believe are attractive. Our expectation is that we will sell the units into the secondary market as the units are returned at the end of the lease period. In April, we completed a sale lease back with a top shipping line for approximately 7,100 TEU and have leased the units back to the same shipping company under a five year lease. Our customers continue to be interested in considering the sale and lease back of equipment and we will be looking for similar opportunities over the course of this year.”

He continued, “Our customers are seeing increased demand for containerized trade and as such are looking to us in a greater way than in the past to assist them in meeting their container needs. As a result of the improving demand, per diem rates on units being leased have improved and we are also seeing improved returns on new leases for units recently manufactured.

We remain optimistic about the prospects in 2010 and beyond. We expect demand to remain strong this year and we will continue to invest in new containers to meet our customers’ demand.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)

	March 31,	December 31,
ASSETS	2010	2009
	(Unaudited)

Cash	$7,466	$14,492
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,257 and $1,420 at March 31, 2010 and December 31, 2009, respectively	16,975	14,412
Accounts receivable (managed fleet)	20,152	18,953
Current portion of direct finance leases	6,792	6,776
Prepaid expenses	2,577	3,077
Deferred taxes	1,668	1,669
Other current assets	157	4,000
Total current assets	55,787	63,379
Container rental equipment, net of accumulated depreciation of $77,216 and $80,627 at March 31, 2010 and December 31, 2009, respectively	312,043	299,340
Long-term portion of net investment in direct finance leases	4,265	5,844
Furniture, fixtures and equipment, net of accumulated depreciation of $680 and $759 at March 31, 2010 and December 31, 2009, respectively	366	435
Intangible assets, net of accumulated amortization of $4,967 and $4,656 at March 31, 2010 and December 31, 2009, respectively	4,639	5,085
Total assets	$377,100	$374,083

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$8,199	$8,030
Accrued expenses and other current liabilities	2,215	3,638
Due to container investors	17,988	17,285
Unearned revenue	4,209	4,225
Current portion of related party term loan	800	800
Current portion of capital lease obligation	4,458	3,813
Rental equipment payable	4,972	660
Total current liabilities	42,841	38,451

Revolving credit facility	151,500	152,500
Related party term loan	8,800	9,000
Deferred taxes	26,902	26,606
Capital lease obligation	13,683	16,282
Income taxes payable	2,145	2,146
Total liabilities	245,871	244,985

Stockholders' equity:
Common stock, par value $.0001 per share ; authorized 84,000,000 shares; issued and outstanding, shares and 17,917,176 shares at March 31, 2010, and December 31, 2009	2	2
Additional paid-in capital	103,952	103,684
Accumulated other comprehensive loss	(2,434)	(1,248)
Retained earnings	29,709	26,660
Total stockholders' equity	131,229	129,098
Total liabilities and stockholders' equity	$377,100	$374,083

CAI International, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Revenue:
Container rental revenue	$12,344	$14,119
Management fee revenue	2,181	2,493
Gain on sale of container portfolios	266	256
Finance lease income	402	708
Total revenue	15,193	17,576

Operating expenses:
Depreciation of container rental equipment	4,207	4,371
Amortization of intangible assets	354	408
Impairment of container rental equipment	17	36
Gain on disposition of used container equipment	(1,420)	(790)
Storage, handling and other expenses	2,191	1,710
Marketing, general and administrative expense	4,949	4,915
Loss on foreign exchange	181	80
Total operating expenses	10,479	10,730

Operating income	4,714	6,846

Interest expense	857	1,302
Interest income	(32)	(4)
Net interest expense	825	1,298

Income before income taxes	3,889	5,548

Income tax expense	840	1,593

Net income	$3,049	$3,955

Net income per share:
Basic	$0.17	$0.22
Diluted	$0.17	$0.22

Weighted average shares outstanding:
Basic	17,906	17,897
Diluted	18,038	17,897

	As of March 31, 2010	As of March 31, 2009
	(unaudited)
Managed fleet in TEUs	508,933	533,599
Owned fleet in TEUs	259,186	243,574

Total	768,119	777,173

Conference Call

A conference call to discuss financial results for the first quarter of 2010 will be held on Tuesday, May 4, 2010 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9148; outside of the U.S., call 1-760-536-5211. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q1 2010 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of March 31, 2010, the company operated a worldwide fleet of 768,000 TEU of containers through 12 offices located in 10 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container investment levels, container prices, lease rates, increased competition, volatility in exchange rates, and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, 415-788-0100
Chief Financial Officer
vgarcia@caiintl.com